Exhibit 23.1









                  Independent Auditors' Consent


We   consent  to  the  incorporation  by  reference  in  (i)  the
Registration Statement No. 33-34196 on Form S-8, (ii) the Registration Statement No. 33-25569 on Form S-8/S-3, and (iii) the Registration Statement No. 33-54600 on Form S-8 of Nord Resources Corporation of our report dated April 5, 2000 on the consolidated balance sheets of Nord Resources Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Nord Resources Corporation.




                         KPMG LLP


Denver, Colorado
April 13, 2000